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                                                                      Exhibit 99

DUSA PHARMACEUTICALS, INC.
FOR IMMEDIATE RELEASE


           DUSA PHARMACEUTICALS REPORTS SIGNIFICANT R&D ADVANCEMENTS:

                   U.S. FDA COMPLETES REVIEW OF 3 FILED INDS;
                ALLOWS INITIATION OF 3 PHASE I/II CLINICAL TRIALS
                    USING LEVULAN(R) PDT FOR THE TREATMENT OF
          ONYCHOMYCOSIS (NAIL FUNGUS), WARTS, AND BARRETT'S ESOPHAGUS;

      POSITIVE LONG-TERM PILOT INVESTIGATOR STUDY RESULTS USING LEVULAN(R)
                  PDT FOLLOWING BALLOON ANGIOPLASTY TO INHIBIT
                               ARTERIAL RESTENOSIS

WILMINGTON, MASSACHUSETTS JULY 16, 2001 DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) reported today that the United States Food and Drug Administration (FDA) has recently completed its review of 3 Investigational New Drug (IND) applications that DUSA filed with the agency and indicated that the studies may proceed. This allowed DUSA to initiate Phase I/II clinical trials late in the second quarter, using LEVULAN(R) Photodynamic Therapy (PDT) for the treatment of onychomycosis (nail fungus) and warts. DUSA is collaborating with its dermatology marketing and development partner, Schering AG, Germany (FSE: SCH,
NYSE: SHR), on these indications. DUSA is now also permitted to initiate a Phase I/II Barrett's esophagus study, which is scheduled to start this month.

Stuart L Marcus, MD, PhD, DUSA's VP, Scientific Affairs and CSO, stated "Management is very pleased to be able to announce these developments in the progress of DUSA's LEVULAN(R) PDT pipeline. Combined with the ongoing progress in the Company's acne trial and the DUSA-supported independent investigator studies in prevention of restenosis after angioplasty, and the treatment of Barrett's esophagus, the start of these new trials represents a significant expansion and advancement of DUSA's LEVULAN(R) PDT pipeline."

"It is also an impressive achievement by the R&D team to have 3 separate INDs prepared, filed, reviewed, and study initiations allowed to proceed, all in such a short period of time. Based on the extensive preclinical and clinical data we have available, we believe that some or all of these new trials will confirm the feasibility of LEVULAN(R) PDT in their respective indications, allowing DUSA (and Schering AG, Germany in dermatology) to move forward with several clinical development programs."

D. Geoffrey Shulman, MD, FRCPC, DUSA's President and CEO, stated "DUSA is very pleased to report these significant advances in the progress of our pipeline, and looks forward to updating shareholders as trial results become available. In targeting diseases with large market opportunities and unmet medical needs, we believe that positive clinical trial results in any or all of these indications will add significant value to the Company."
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ONYCHOMYCOSIS (NAIL FUNGUS):

Onychomycosis, a fungal infection affecting the toenails or fingernails, is one of the most commonly treated skin diseases in North America, with an estimated frequency of nearly 14% of the population, almost exclusively in adults. The current market for this therapeutic indication is estimated to be in excess of $1 billion annually in the United States.

Preliminary anecdotal data on file at DUSA Pharmaceuticals, Inc. suggests that LEVULAN(R) in topical solution is taken up by onychomycosis fungi in cell culture and in human nails, and converted into a photosensitizer. Theoretically, the fungi may then be destroyed using a broadband red light source to activate the photosensitizer.

The present study will examine the safety and efficacy of LEVULAN(R) Photodynamic Therapy (PDT) in the treatment of culture-proven onychomycosis of the toenails. This controlled, randomized study will enroll a minimum of 36 patients at 4 clinical trial sites in the U.S. and Canada. LEVULAN(R) Topical Solution, or vehicle (i.e. solution without LEVULAN(R)) as a control, will be applied to infected toenails, followed in 3-6 hours by broadband red light. Toenails will be evaluated for efficacy, and will be retreated with LEVULAN(R) PDT, if necessary, at follow-up visits for up to 3 months. Results will be evaluated clinically and by fungal culture for one year following the first treatment.

WARTS:

Warts are also a common skin condition, with an incidence approaching 10 percent in children and young adults. Warts are scaly, rough nodules, which can be found on any skin surface, and are caused by the human papilloma virus. All treatments for common warts attempt to destroy infected cells, with common approaches including liquid nitrogen (cryotherapy), topically applied acids, electrosurgery, cantharidin application, and laser ablation.

Independent investigators have reported the results of a randomized, blinded, vehicle-controlled study using aminolevulinic acid ("ALA", the active ingredient in LEVULAN(R)), PDT in the treatment of 232 foot and hand warts in 45 patients [Stender et al, Lancet, Volume 355, pages 963-966 (2000)]. In that study, warts randomized to PDT had 20% ALA in cream applied, followed 4 hours later by broadband red light. After the initial session, treatments were repeated 1 and 2 weeks later and warts persisting after 7 weeks received 3 additional weekly treatments. The number of warts which completely resolved was significantly higher in the ALA PDT group than in the vehicle + light group after the completion of all treatments (p<0.05). No systemic adverse events were reported. Pain at the treatment site was recorded as the only consistent local adverse event.

The present study will compare the safety and efficacy of LEVULAN(R) Topical Solution and broadband red light PDT with vehicle + light control in the treatment of resistant plantar warts (on the soles of the feet) in adult patients. This vehicle-controlled, randomized study will enroll a minimum of 64 patients at 4 clinical trial sites in the U.S. Patients will receive broadband red light treatment at either 3-6 hours or 16-24 hours after LEVULAN(R) or vehicle application. Up to 3 retreatments of partially responding and non-responding warts will be performed, and patients will be followed for 16 weeks in total.
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BARRETT'S ESOPHAGUS:

Barrett's esophagus (BE) is an acquired condition, in which the patient's normal esophageal lining is replaced by an abnormal lining that can then become dysplastic (pre-cancerous). As dysplasia progresses from low-grade to high-grade, the risk of esophageal cancer increases significantly, such that patients with confirmed high-grade dysplasia often undergo major surgery to remove the affected portion of the esophagus. Current medical treatment of BE commonly includes lifelong anti-reflux therapy with drugs called proton pump inhibitors. The role of anti-reflux surgery is also being evaluated by the medical community. There is currently no approved therapy to halt or reverse BE, or to slow its progression to esophageal cancer.

As previously reported (April 2001), DUSA is currently supporting a randomized, controlled, investigator clinical study on this indication in England. There are also multiple reports in the literature from independent studies demonstrating the potential of ALA PDT in the treatment of this important pre-cancerous condition. The start of the new Phase I/II, U.S. trial represents DUSA's first corporate trial on BE.

In the new trial, to be conducted at the University of Tennessee, at least 36 patients with BE, with or without low-grade dysplasia, will be enrolled and will receive LEVULAN(R) orally. Four to six hours later, the area of BE will be exposed to red laser light delivered through a clear balloon catheter. Patients will be randomized to receive various light doses. Patients may be retreated after 1 month if necessary, and will be followed for 24 months after the initial treatment. The goal of the study is to ablate (remove) areas of BE, resulting in the regrowth of normal esophageal lining tissues.

ACNE UPDATE:

Acne is the most commonly treated skin disease in the United States and Canada, with millions of patient visits per year. In November 2000, DUSA initiated a Phase I/ll feasibility study at two U.S. clinical trial sites using LEVULAN(R) PDT to test the safety and effectiveness of varying drug concentrations with red light in the treatment of mild to moderate acne vulgaris of the face. The goal is to optimize the drug dose needed to achieve successful clearing of acne lesions, while attaining an acceptable side effect profile.

The dose-ranging study is proceeding well, and data is being generated as the patients are followed after treatment. The intention is to begin a Phase II study following completion of the current study, subject to acceptable safety and efficacy data.

PREVENTION OF RESTENOSIS AFTER ANGIOPLASTY:

As previously reported (February 2001), DUSA is currently supporting an investigator clinical study in England, using LEVULAN(R) PDT following balloon angioplasty, in the treatment of narrowed or blocked superficial femoral arteries (SFAs). The goal of this randomized, controlled study is to confirm earlier positive pilot trial results and determine whether adjunctive LEVULAN(R) PDT treatment can prevent or reduce restenosis (recurrent blockage), compared to the standard angioplasty-alone technique. DUSA is providing LEVULAN(R) and financial support for this study, which is ongoing.
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The study is based on the results of the previously reported (October 1999)
pilot study by the same investigators, that included 7 patients with a total of 8 lesions [Jenkins et al, British Journal of Surgery, Volume 86, Issue 10,
(1999)]. Patients were selected because they had suffered from restenosis within 2-6 months following angioplasty in the past. After treatment with balloon angioplasty followed by LEVULAN(R) PDT, at 6 months follow-up, no recurrent severe blockages were found, and all patients were asymptomatic.

At the recent World Congress of the International Photodynamic Association (IPA) in Vancouver, June 2001, the authors, from the National Medical Laser Center and the Departments of Cardiology and Vascular Surgery in the University College London Hospitals, UK, reported the long-term follow-up results on these same 7 patients. After following the treated patients for over 2 years, 6 of the 7 remained asymptomatic and only one had to undergo another angioplasty procedure. DUSA believes that the safety demonstrated in the pilot study, and the long-term patency of the femoral arteries in these patients following LEVULAN(R) PDT and angioplasty, is very encouraging.


DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of LEVULAN(R) Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. The Company maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

DUSA has been collaborating with Schering AG, Germany and its U.S. affiliate, Berlex Laboratories, Inc. since November 1999 in the development of innovative therapies for dermatological indications. Schering AG, Germany also has exclusive worldwide marketing and distribution rights (excluding Canada) for the LEVULAN(R) PDT System for dermatology indications.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to beliefs regarding confirmation of feasibility of LEVULAN(R) PDT programs and that continued progress will add value to the Company; expectations concerning the conduct, goals, enrollment rates and results of clinical trials; and intention to begin new trials. Such risks and uncertainties include, but are not limited to, regulatory requirements, results of clinical trials, development and supply of light devices, market risks, and other risks identified in DUSA's SEC filings from time to time.

For further information contact: D. GEOFFREY SHULMAN, MD, President & CEO or SHARI LOVELL, Director, Shareholder Services Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com